Cardinal Ethanol and Vault 44.01 Form Joint Venture to Implement a Carbon Capture and Sequestration Project in Indiana January 30, 2023, 8:00 AM Eastern Standard Time UNION CITY -- Cardinal Ethanol, LLC (Cardinal) and Vault 44.01 Ltd. (Vault) announced today that, through their affiliate companies, they have formed a joint venture to design, implement, and operate a carbon dioxide (CO2) capture and sequestration (CCS) project at Cardinal’s ethanol production facility near Union City, Indiana. The joint venture is structured with each party controlling an equal interest in a newly formed limited partnership named One Carbon Partnership, LP. Cardinal’s facility produces approximately 135 million gallons of ethanol per year, which generates approximately 400,000 metric tons of CO2 as a by-product of the corn fermentation process. One Carbon Partnership plans to construct a facility to capture the CO2 generated from the ethanol production process and safely and permanently store such emissions deep underground in a secure geologic reservoir, thereby substantially reducing the CO2 emissions from the ethanol production process. While the project is still in its early stages and subject to customary variables that could influence the project, the partnership has submitted a Class VI permit application to EPA Region 5 in support of the project and has received a completeness determination from the EPA. The partners have engaged with local landowners and communities about the potential project and are very pleased with the support they have received. Cardinal will continue to provide high quality jobs and economic opportunity while working towards minimizing the amount of CO₂ emitted into the earth’s atmosphere. “We are committed to enhancing shareholder value through employing the latest technology in the production of clean, low carbon intensity and environmentally friendly bioethanol. Partnering with Vault 44.01 on this CCS project is another step in Cardinal Ethanol’s commitment to further lower our carbon impact and protect our environment. This partnership aligns with Cardinal Ethanol’s goals and keeps us on a path to zero emission liquid fuels,” said Jeff Painter, Chief Executive Officer, Cardinal ethanol, LLC. “We are pleased to be working with the excellent team at Cardinal and are excited to have reached several important milestones in the development of this high quality, early-to-market CCS project. This project with Cardinal exemplifies our view that the lowest cost option for CCS is often to find a local solution, where that’s possible,” said Scott Rennie, Chief Executive Officer, Vault 44.01. About Cardinal Ethanol, LLC Located in Union City, Indiana, Cardinal Ethanol is a leader in ethanol production within the State. Cardinal offers a variety of co-products like DDGS, Distiller’s Corn Oil, and CO2. Cardinal Ethanol continues to bring value to its shareholders by utilizing the latest technologies, advances in fermentation, and expertise of professional and technical partners across the US. For more information regarding Cardinal ethanol, LLC, visit www.cardinalethanol.com. About Vault 44.01 Vault, a portfolio company of Grey Rock Investment Partners, is a leading carbon capture and sequestration developer focused on the development, capitalization, and operation of carbon storage assets throughout North America. Vault’s core management, technical, and execution team brings over 60 years of direct carbon sequestration experience, with involvement in the development of carbon storage projects across North America since 2007. The company is currently engaged in 15+ emerging CCS projects throughout North America that range from single emitter sourced, on-site sequestration projects, to the origination and development of large multi-emitter CO2 sequestration hubs. For more information, visit www.vault4401.com. About Grey Rock Investment Partners

Grey Rock Investment Partners is a private equity firm with more than $1.3 billion in asset value across its private equity fund platform. The firm invests across the energy value chain with private equity funds focusing on investments in natural resources, carbon capture, industrial electrification, and power optimization. For more information, visit www.grey-rock.com. Contact Matthew Kielbasinski, CFO, Vault 44.01 matt@vault4401.com